Exhibit 5.1

Höegh LNG Partners LP 45 Reid Street Hamilton, HM 12 Bermuda

Our reference: 29496.50003/80472193v2

December 7, 2016

Registration Statement on Form F-3: Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the issuance and sale by the Partnership of up to 6,900,000 common units (the “Common Units”) pursuant to the Partnership’s Registration Statement on Form F-3 (No. 333-213781) (the “Registration Statement”), the preliminary prospectus supplement dated December 1, 2016 to the base prospectus dated November 16, 2016 (together, the “Preliminary Prospectus”) and the prospectus supplement dated December 1, 2016 to the base prospectus dated November 16, 2016 (together, the “Prospectus”).

In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement, the Preliminary Prospectus and the Prospectus, (ii) the certificate of limited partnership and the First Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement”), (iii) the Underwriting Agreement (the “Underwriting Agreement”) dated December 1, 2016, among the Partnership, Höegh LNG GP LLC, a Marshall Islands limited liability company, Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (collectively, the “Partnership Parties”) and the representatives of the underwriters named therein, and (iv) such other papers, documents and certificates of public officials and certificates of representatives of the Partnership Parties, as we have deemed necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of the Common Units complies in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Partnership Parties), and executed and delivered by such parties thereto;

(iii)	the Common Units shall be issued and sold in compliance with applicable U.S. federal, state and foreign laws and in the manner stated in the Registration Statement, Preliminary Prospectus and the Prospectus; and

(iv)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Common Units have been issued and delivered against payment therefor in accordance with the terms of the Partnership Agreement, Underwriting Agreement, Registration Statement and Prospectus, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership, the discussion of this opinion in the Registration Statement, the Preliminary Prospectus and the Prospectus, and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP